Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Jason Shockley tel: +1 561.322.7235 jshockley@adt.com	Tim Perrott tel: +1 561.226.2983 tperrott@adt.com

ADT REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS
Delivers improvement in attrition, gross adds and EBITDA before special items
ADT Pulse customers grow to over 1 million
Closed Protectron acquisition

FOURTH QUARTER 2014 FINANCIAL HIGHLIGHTS

•	GAAP results: revenue of $883 million, net income of $82 million, diluted EPS of $0.47

•	Diluted EPS before special items of $0.55(1); up 19.6% over prior year period

•	Recurring revenue of $819 million, up 5.4% or 5.8% in constant currency(1)(2)

•	EBITDA before special items of $458 million(1), up $27 million or 6.3%

•	EBITDA margin before special items of 51.9%(1), up 100 basis points from prior year

•	Operating cash flow of $354 million and steady-state free cash flow of $966 million(1), up 3% from prior year
FOURTH QUARTER 2014 BUSINESS HIGHLIGHTS

•	ADT Pulse customers grow to over 1 million

•	Lowered revenue attrition to 13.5%, a sequential and year-over-year improvement of 40 basis points

•	Lowered unit attrition to 13.2%, a sequential improvement of 30 basis points

•	Reduced Direct Channel net SAC creation multiple to 30.1x, a sequential improvement of 1.0x

•	Customer base reaches 6.7 million, not including wholesale contract monitoring accounts of approximately 95,000

•	Completed post-separation transition activities from Tyco

•	Completed 83,000 2G conversions in fourth quarter 2014; 221,000 in FY 2014
BOCA RATON, Fla. - November 12, 2014 - The ADT Corporation (NYSE: ADT) today reported its financial results for the fourth quarter and full year 2014. The Company reported diluted earnings per share of $0.47. Excluding special items for the separation from Tyco, merger and restructuring costs, 2G radio conversion costs, and discrete tax items, diluted earnings per share was $0.55(1), a 19.6% increase as compared to diluted earnings per share excluding special items of $0.46(1) in the fourth quarter of 2013. Using the Company's cash tax rate, diluted earnings per share before special items was $0.79(1).
The Company reported total revenue of $883 million, an increase of 4.4%, or 4.7% in constant currency(1), compared to the fourth quarter of 2013. Recurring revenue, which made up 93% of total revenue in the quarter, was $819 million, up 5.4% compared to the same period last year and up 5.8% in constant currency(1). Recurring revenue growth in the quarter was primarily driven by an increase in ADT's organic average revenue per customer, which rose 3.7% over last year to $42.32, and the consolidation of Reliance Protectron for eleven weeks in the quarter. Revenue attrition for the quarter improved 40 basis points sequentially and year-over-year to 13.5%, while unit attrition for residential and small business improved 30 basis points sequentially, and 10 basis points from last year, to 13.2%. ADT closed the quarter with 6.7 million customer accounts, including Reliance Protectron accounts, a 3.6% increase over last year. The customer accounts exclude approximately 95 thousand wholesale contract monitoring accounts. EBITDA before special items increased by $27 million to $458 million(1), 6.3% higher than the prior year and EBITDA margin before special items was 51.9%(1), a 100 basis point improvement over the comparable period last year. The year-over-year increase in margins was primarily attributable to recurring revenue growth, productivity improvements and cost efficiencies slightly offset by the consolidation of Protectron in the quarter. Excluding Protectron, EBITDA margin before special items was 52.6%(1), 170 basis points above fourth quarter of 2013.
Free cash flow before special items was $54 million(1) in the quarter, down from $91 million(1) in the same period last year due to an increase in customer acquisitions and other growth investments, as well as higher interest paid on incremental debt in the quarter. The Company also reported steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis, of $966 million(1), up 3% from last year.
FULL YEAR 2014 RESULTS
For the year ended September 26, 2014, the Company reported net income of $304 million and diluted earnings per share of $1.66. Total revenue was $3.4 billion, a year-over-year increase of 3.0%, or 3.4% in constant currency(1). Recurring revenue was $3.2 billion, up 3.7% compared to the same period last year and up 4.0% in constant currency(1). EBITDA before special items increased by $77 million to $1.8 billion(1), ending 4.6% higher than the prior year and EBITDA margins before special items was 51.8%(1), a 70 basis point improvement year-over-year. EBITDA margins before special items excluding Protectron was 52.0%(1), 90 basis points above 2013, in line with our guidance for margin improvement of at least 50 basis points. Excluding special items, diluted earnings per share for the year was $2.02(1) compared to diluted earnings per share excluding special items of $1.84(1) in 2013. Using the Company's cash tax rate, diluted earnings per share before special items was $2.92(1).
"We ended the year with a solid quarter, consistent with our most recent guidance, positioning us to drive profitable growth in the year ahead," said Naren Gursahaney, ADT's chief executive officer. "I am proud of how our team has responded to the competitive landscape, while continuing to leverage ADT's competitive advantages to deliver a great customer experience and create long term value for our shareholders. We continued to build on the momentum we have seen over the past two quarters, as we drove increases in gross adds, exceeding last year's strong fourth quarter performance, and reduced attrition below prior year and our guidance for the year. Our strong operational results and our continued commitment to cost efficiency fueled improvements in EBITDA before special items(1) and bottom line results(1). Pulse continues to perform well, as we recently added our one millionth Pulse customer, and our overall fourth quarter take rate was 51%. We completed our post-separation transition activities from Tyco, freeing up resources to sharpen the focus on our operations, to improve the customer experience, and to strengthen our competitive position. While we are pleased with our progress this quarter, we recognize we have more to accomplish and I am excited about what our team can accomplish in the year ahead."
PROGRESS ON 2014 PRIORITIES: DELIVERING ON GROWTH INITIATIVES

•
Growth investments in ADT Pulse propels Pulse customer base to over 1 million subscribers - The Company continued to extend its position as a leading provider of monitored interactive home automation solutions, achieving strong growth in its ADT Pulse platform. In our residential direct channel, approximately 70% of new customers purchased a Pulse security system, and upgrade units more than doubled from a year ago. Total ADT Pulse surpassed the one millionth customer milestone and now make up 16% of ADT's total customer base.

•
Attrition reduction initiatives leading to improved customer retention - The majority of customer attrition is driven by relocations associated with the housing recovery as well as non-pay customers. The Company continued to take action to reduce customer attrition by completing its roll out of tighter credit screening policies and implementing other non-pay initiatives, strengthening resale efforts, customer loyalty programs, and driving increased penetration of ADT Pulse automation services, which currently exhibits better retention characteristics. These actions, along with a more stable housing market, drove improvements resulting in revenue attrition in the quarter of 13.5% -- a 40 basis point improvement sequentially and year-over-year, and unit attrition in our residential and small business channels of 13.2% -- a 30 basis point improvement sequentially and 10 basis points below 2013.

•
Increases in dealer channel production surpasses prior year level - Aligned with a key priority to improve productivity in the dealer channel, the Company took steps to strengthen the quality and output of this channel.

◦
Customer adds from the dealer channel grew by 20% sequentially and 17% from the fourth quarter last year. ADT dealer production, excluding Protectron, rose 7% sequentially and 5% from the fourth quarter last year. Dealer production has risen every quarter this year and this is the first quarter in 2014 we reported year-over-year growth.

◦	The Company expanded its dealer network and drove a 47% take rate in ADT Pulse units in the quarter, up from 23% in the comparable period last year.

•	Expanding presence in business interactive security and automation - The Company is executing on growth initiatives in the small business and mid-size commercial space.

◦	Following the expiration of the non-compete provisions with Tyco, the Company re-branded its Small Business channel as ADT Business, with an expanded focus into the mid-size commercial space.

◦	ADT Pulse take rate in the small business channel continued to improve as 46% of new small business customers added during the quarter adopted Pulse.

◦
The Company expanded its video surveillance and analytics offering to include both cloud-based and on-site secure storage solutions, providing small business owners with enhanced visibility into the security of their business premises.

◦
The Company continued to execute upon its strategic plan to deliver customized security and automation solutions to address the most common needs and concerns of business owners within a particular industry by announcing the Food and Beverage Solutions Bundle in addition to the previously announced ADT Retail Solutions Bundle.

•
Forging new partnerships to achieve future vision - The Company continued to build out its strategic partnerships as it looks to expand beyond its strength in managing and protecting physical assets to protecting digital assets and protecting its customers outside of the home.

◦	The Company announced that it will begin marketing its products and services at Best Buy, creating a strong retail presence for ADT in the U.S.

◦
The Company announced a new relationship with IFTTT, a service that enables consumers to create powerful connections with one simple statement - if this then that. The partnership will enhance the ADT Pulse home automation experience as ADT and IFTTT are planning to test a beta version of an ADT Pulse Channel on IFTTT, connecting a customer's ADT Pulse-enabled home with more than 100 existing Channel partners. Whether it's adjusting the thermostat in reaction to local weather conditions, or arming the security system based on users' GPS data, an ADT Pulse Channel on IFTTT could enable users to put many aspects of their home on auto-pilot.

•
Completed Reliance Protectron acquisition positioning Canadian operations for growth - The Company completed its acquisition of Reliance Protectron, expanding and strengthening its position in Canada. The Company has begun integrating Protectron's operations and customer base, which includes approximately 370,000 high quality residential and commercial customers (excluding approximately 30,000 wholesale contract monitoring accounts). Included in the Company's consolidated results are Protectron's operations for 11 weeks of the fourth quarter 2014.

"We delivered another quarter of solid execution and improved operating metrics, while accelerating our investment in growth," said Michael Geltzeiler, ADT's chief financial officer. "In the fourth quarter, we closed the Protectron acquisition, prepared for the launch of expanded commercial capabilities and advanced several new partnerships designed to strengthen our business for the future. We achieved our cost objectives for the year, grew steady-state free cash flow(1), improved EBITDA margin before special items by 90 basis points(1) before Protectron and drove direct subscriber acquisition creation multiples back below 30x for the quarter. For the year, we reported a 10% increase in diluted EPS before special items(1) enhanced by optimizing our capital structure with the repurchase of 35 million shares and increasing leverage. We also increased our quarterly dividend by 60%. With the post-separation transition activities behind us, we have a healthy list of productivity improvements still to be executed in both cost to serve and SAC, providing a runway for increased profitability and investment funding to fuel growth."
PROGRESS ON 2014 PRIORITIES: DRIVING COST EFFICIENCIES

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The Company made progress on its cost efficiency initiatives, improving its EBITDA margin before special items(1) and direct creation multiple excluding the impact of upgrades over the course of the year. Total operating expenses before special items(3) were up only 5.5% over last year despite the acquisitions of Reliance Protectron and Devcon as well as higher depreciation and amortization ("D&A") expenses of 10.5%, as we transition our customer base to Pulse and home automation. Excluding D&A, total operating expenses before special items(3 rose 1.8%.

•
Cost to serve / G&A - Cost to serve before special items(3) was up 3.5% compared to last year and increased 6.8% sequentially due to higher product related costs associated with the increase in ADT Pulse accounts and the addition of Reliance Protectron.

•
Subscriber acquisition cost (SAC) / Creation multiple - Total net SAC creation multiple, excluding the impact of Pulse upgrades, was 30.6x, a sequential improvement of 0.4x. Direct net SAC creation multiple, excluding the impact of upgrades and Protectron was 29.9x. Sequential improvements in the net creation multiple were driven by SAC improvements, partially due to the higher level of gross additions, rationalization in the installation area and higher ARPU from our new customers. We expect to benefit more from these and other initiatives, including the launch of electronic contracts and planned hardware efficiencies in 2015.

PROGRESS ON 2014 PRIORITIES: CAPITAL STRUCTURE OPTIMIZATION

•	Share repurchase - In 2014, the Company has repurchased 35 million shares for $1.4 billion, at an average price of $38.49.

•
Debt/Capital Structure - Long-term debt totaled $5.1 billion at the end of the quarter, bringing the Company's leverage ratio, based off of a trailing twelve month EBITDA before special items, to 2.8(1) on a pro-forma basis.

•	Quarterly dividend - The Company paid a quarterly dividend of $0.20 per share on August 20th, an increase of 60% versus last year.
FULL YEAR FISCAL 2015 GUIDANCE
The Company is providing the following guidance for full year fiscal 2015:

•	Recurring revenue growth in the range of 5% - 6%

•	EBITDA before special items growth in the range of $70M - $100M

•	Year-over-year increase in gross additions for direct and dealer channels

•	Unit attrition below 13%

•	Steady-state free cash flow before special items greater than $1 billion
FISCAL 2014 RESULTS HIGHLIGHTS

($ in millions, except per share amounts)	Q4 2014	Q4 2013	Change	FY 2014	FY 2013	Change
Recurring revenue	$819	$777	5.4%	$3,152	$3,041	3.7%
Other revenue	$64	$69	(7.2)%	$256	$268	(4.5)%
Total revenue	$883	$846	4.4%	$3,408	$3,309	3.0%
EBITDA before special items(1)	$458	$431	6.3%	$1,767	$1,690	4.6%
EBITDA margin before special items(1)	51.9%	50.9%	100 bps	51.8%	51.1%	70 bps
Net income	$82	$96	(14.6)%	$304	$421	(27.8)%
Diluted earnings per share	$0.47	$0.45	4.4%	$1.66	$1.88	(11.7)%
Diluted earnings per share before special items(1)	$0.55	$0.46	19.6%	$2.02	$1.84	9.8%
Diluted weighted-average shares outstanding	175	213	(17.8)%	183	224	(18.3)%

(1) Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables.
(2) All variances are year-over-year unless otherwise noted.
(3)  Operating expenses in Q4 2014 include special items totaling $30 million, which is comprised of $23 million in cost to serve and $7 million in separation costs; Q3 2014 include special items totaling $30 million, which is comprised of $29 million in cost to serve and $1 million in separation costs; Q4 2013 operating expenses include special items totaling $7 million, which is comprised of $1 million in cost to serve and $6 million in separation costs.
(4) Recurring revenue margin equals recurring revenue minus cost to serve before special items divided by recurring revenue.
CONFERENCE CALL AND WEBCAST
Management will discuss the Company's fourth quarter and full year 2014 results during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today's conference call for investors can be accessed in the following ways:

•	At ADT's website: http://investors.adt.com

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By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (866) 318-8615, pass code 82513397 when prompted. The telephone dial-in number for participants outside the United States is (617) 399-5134, pass code 82513397 when prompted.

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An audio replay of the conference call will be available at 12:30 p.m. (ET) on November 12, 2014 and ending at 11:59 p.m. (ET) on November 19, 2014. The dial-in number for participants in the United States is (888) 286-8010, pass code 90966067 when prompted. For participants outside the United States, the replay dial-in number is (617) 801-6888, pass code 90966067 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to nearly seven million customers, and it employs approximately 17,500 people at 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.
From time to time, ADT may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the "Investor Relations" section at http://investors.adt.com.
NON-GAAP MEASURES
Revenue in constant currency, recurring revenue in constant currency, leverage ratio, earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, EBITDA (pre-SAC), EBITDA margin (pre-SAC), free cash flow (FCF), steady-state free cash flow (SSFCF), diluted earnings per share (EPS) and diluted EPS at cash tax rates, in each case "before special items," are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.
Revenue and recurring revenue, each in constant currency, are useful measures because they provide transparency to the underlying performance in markets outside the United States by excluding the effect that foreign currency exchange rate fluctuations have on comparability. Revenue and recurring revenue in constant currency as presented herein may not be comparable to similarly titled measures reported by other companies. The difference between revenue (the most comparable GAAP measure), revenue in constant currency (non-GAAP measure), and recurring revenue in constant currency (non-GAAP measure) is the exclusion of the impact of foreign currency exchange fluctuations. This is also the primary limitation of this measure, which is best addressed by using revenue and recurring revenue in constant currency in combination with GAAP revenue.
The leverage ratio is defined as the ratio of EBITDA before special items to total debt. The leverage ratio is a useful measure of the Company's credit position and progress towards leverage targets. Refer to the discussion on EBITDA before special items for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
EBITDA is a useful measure of the Company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.
EBITDA (pre-SAC) is a useful measure of the Company’s success in retaining and servicing our customer base while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (pre-SAC) (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation expense, amortization expense, and subscriber acquisition related revenue and expenses. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure, the impact of non-cash charges related to capital investments and the impact of growing our subscriber base.
In addition, from time to time, the Company may present EBITDA and EBITDA (pre-SAC) before special items, which are the respective measures, adjusted to exclude the impact of the special items highlighted below. This number provides information to investors regarding the impact of certain items management believes are useful to identify, as described below.
There are material limitations to using EBITDA and EBITDA (pre-SAC). EBITDA and EBITDA (pre-SAC) may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA and EBITDA (pre-SAC) do not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. Additionally, EBITDA (pre-SAC) does not take into account expenses related to acquiring new customers. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA and EBITDA (pre-SAC) in conjunction with net income as calculated in accordance with GAAP. The EBITDA and EBITDA (pre-SAC) discussion above is also applicable to the respective margin measures.
FCF is a useful measure of our ability to repay debt, make other investments and return capital to shareholders through dividends and share repurchases. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through the network of authorized dealers. Bulk account purchases represent accounts acquired from third parties outside of the authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

SSFCF is a useful measure of pre-levered cash that is generated by the Company after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers that drive recurring revenue growth. The difference between Net Income (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the factors discussed above regarding EBITDA (pre-SAC), on a quarter-to-date basis. EBITDA (pre-SAC) is then annualized and adjusted for additional factors, described in the reconciliation below, required to maintain the steady-state. Certain components of these inputs are determined using trailing twelve month information or information from the most recent quarter.
In addition, from time to time the Company may present FCF and SSFCF before special items, which is FCF or SSFCF, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below.
The limitation associated with using FCF and SSFCF is that they adjust for certain items that are ultimately within management's and the Board of Directors' discretion to direct and therefore may imply that there is less or more cash that is available than the most comparable GAAP measure. FCF is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not reduced. This limitation is best addressed by using FCF and SSFCF in combination with other GAAP financial measures.
FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the Company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measure.
Diluted EPS at cash tax rates is a useful measure of the Company's diluted earnings per share after considering the difference between the effective tax rate and cash tax rate. The difference between diluted EPS (the most comparable GAAP measure) and diluted EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.
The Company has presented its diluted EPS, diluted EPS at cash tax rates, EBITDA, EBITDA margin, EBITDA (pre-SAC), EBITDA margin (pre-SAC), FCF, SSFCF and other measures before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the Company. The Company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The Company may also present its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the Company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the Company's underlying operating results and business trends between periods. The difference between net income and diluted EPS before special items and net income and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA, EBITDA margin, EBITDA (pre-SAC) and EBITDA margin (pre-SAC) before special items do not reflect any additional adjustments, other than taxes, that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the Company's reported operating income and operating margin and net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.
FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as "expects," "intends," "will," "anticipates," "believes," "confident," "continue," "propose," "seeks," "could," "may," "should," "estimates," "forecasts," "might," "goals," "objectives," "targets," "planned," "projects," and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets, and our ability to continue to execute a competitive, profitable pricing structure;

•	our ability to compete with new and existing competitors by developing or acquiring new technologies that achieve market acceptance and acceptable margins;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	an increase in the rate of customer attrition;

•	changes in the housing market and consumer discretionary income;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	failure to maintain the security of our information and technology networks, including personally identifiable information;

•	interruption to our monitoring facilities;

•	volatility in the market price of our stock;

•	current and potential securities litigation;

•	failure to realize expected benefits from acquisitions and investments;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential loss of authorized dealers and affinity marketing relationships;

•	risks associated with acquiring and integrating customer accounts;

•	failure of our authorized dealers to mitigate certain risks;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing upon cost and growth of our business;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International Ltd., our former parent company ("Tyco") and other third parties;

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	our dependence on certain software technology that we license from third parties, and failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	inability to hire and retain key personnel, including an effective sales force;

•	adverse developments in our relationship with our employees;

•	capital market conditions, including availability of funding sources;

•	changes in our credit ratings;

•	risks related to our increased indebtedness;

•	exposure to counterparty risk in our hedging agreements;

•	potential liabilities for legacy obligations relating to the separation from Tyco; and

•	failure to fully realize expected benefits from the separation from Tyco.

Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended			For the Twelve Months Ended
	September 26, 2014	September 27, 2013	% Change	September 26, 2014	September 27, 2013	% Change
Revenue	$883	$846	4.4%	$3,408	$3,309	3.0%
Cost of revenue	385	358	7.5%	1,457	1,378	5.7%
Selling, general and administrative expenses	313	299	4.7%	1,231	1,173	4.9%
Radio conversion costs	17	—	N/M	44	—	N/M
Separation costs	7	6	16.7%	17	23	(26.1)%
Operating income	161	183	(12.0)%	659	735	(10.3)%
Interest expense, net	(50)	(32)	56.3%	(192)	(117)	64.1%
Other (expense) income	(2)	1	N/M	(35)	24	N/M
Income before income taxes	109	152	(28.3)%	432	642	(32.7)%
Income tax expense	(27)	(56)	(51.8)%	(128)	(221)	(42.1)%
Net income	$82	$96	(14.6)%	$304	$421	(27.8)%

Earnings per share:
Basic	$0.47	$0.45	4.4%	$1.67	$1.90	(12.1)%
Diluted	$0.47	$0.45	4.4%	$1.66	$1.88	(11.7)%
Weighted-average shares outstanding:
Basic	174	211	(17.5)%	182	222	(18.0)%
Diluted	175	213	(17.8)%	183	224	(18.3)%

Effective tax rate	24.8%	36.8%	N/M	29.6%	34.4%	N/M
N/M - not meaningful

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	September 26, 2014	September 27, 2013
Assets
Current Assets:
Cash and cash equivalents	$66	$138
Accounts receivable trade, net	101	86
Inventories	76	66
Prepaid expenses and other current assets	55	85
Deferred income taxes	111	205
Total current assets	409	580
Property and equipment, net	265	235
Subscriber system assets, net	2,260	2,002
Goodwill	3,738	3,476
Intangible assets, net	3,120	2,922
Deferred subscriber acquisition costs, net	571	520
Deferred income taxes	3	1
Other assets	183	177
Total Assets	$10,549	$9,913
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$4	$3
Accounts payable	208	203
Accrued and other current liabilities	253	264
Income taxes payable	7	43
Deferred revenue	236	245
Total current liabilities	708	758
Long-term debt	5,096	3,373
Deferred subscriber acquisition revenue	838	769
Deferred tax liabilities	651	551
Other liabilities	128	140
Total Liabilities	7,421	5,591
Total Equity	3,128	4,322
Total Liabilities and Equity	$10,549	$9,913

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Twelve Months Ended
	September 26, 2014	September 27, 2013
Cash Flows from Operating Activities:
Net income	$304	$421
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,040	942
Amortization of deferred subscriber acquisition costs	131	123
Amortization of deferred subscriber acquisition revenue	(151)	(135)
Stock-based compensation expense	20	19
Deferred income taxes	123	207
Provision for losses on accounts receivable and inventory	41	51
Other non-cash items	3	7
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(52)	(55)
Inventories	(5)	(25)
Accounts payable	(18)	58
Accrued and other liabilities	(7)	35
Income taxes, net	(30)	16
Deferred subscriber acquisition costs	(184)	(181)
Deferred subscriber acquisition revenue	226	232
Other	78	(49)
Net cash provided by operating activities	1,519	1,666
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(526)	(555)
Subscriber system assets	(658)	(580)
Capital expenditures	(84)	(71)
Acquisition of businesses, net of cash acquired	(517)	(162)
Other investing	(7)	(26)
Net cash used in investing activities	(1,792)	(1,394)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	17	85
Repurchases of common stock under approved program	(1,384)	(1,235)
Dividends paid	(132)	(112)
Proceeds received for allocation of funds related to the Separation	—	61
Proceeds from long-term borrowings	2,100	850
Repayment of long-term debt	(378)	(3)
Other financing	(21)	(12)
Net cash provided by (used in) financing activities	202	(366)
Effect of currency translation on cash	(1)	(2)
Net decrease in cash and cash equivalents	(72)	(96)
Cash and cash equivalents at beginning of period	138	234
Cash and cash equivalents at end of period	$66	$138

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
($ in millions)	September 26, 2014	June 27, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Net Income (GAAP)	$82	$82	$96	$304	$421
Restructuring and other, net(1)	1	6	(1)	16	(1)
Acquisition and integration costs(1)	2	2	1	4	1
Radio conversion costs(1)	12	11	—	29	—
Non-recurring separation costs(1)	4	1	4	11	15
Separation related other expense (income)(2)	3	34	(1)	38	(23)
Pre-separation and other discrete tax items	(7)	(39)	—	(33)	—
Net Income before special items	$97	$97	$99	$369	$413

(1)
Items have been presented net of tax of $11M for the quarter ended September 26, 2014, $10M for the quarter ended June 27, 2014, $3M for the quarter ended September 27, 2013, $33M for the twelve months ended September 26, 2014 and $9M for the twelve months ended September 27, 2013.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
Diluted EPS Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
	September 26, 2014	June 27, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Diluted EPS (GAAP)	$0.47	$0.47	$0.45	$1.66	$1.88
Impact of special items(1)	0.08	0.08	0.01	0.36	(0.04)
Diluted EPS before special items	$0.55	$0.55	$0.46	$2.02	$1.84

(1)	Items have been presented net of tax where applicable.
Diluted EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended			For the Twelve Months Ended
	September 26, 2014	June 27, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Diluted EPS (GAAP)	$0.47	$0.47	$0.45	$1.66	$1.88
Plus: Impact of income tax expense on diluted EPS	0.15	0.02	0.26	0.70	0.99
Less: Impact of income taxes paid, net of refunds	(0.01)	(0.04)	0.01	(0.13)	0.01
Diluted EPS at cash tax rates	$0.61	$0.45	$0.72	$2.23	$2.88
Impact of special items(1)	0.18	0.35	0.03	0.69	—
Diluted EPS before special items at cash tax rates	$0.79	$0.80	$0.75	$2.92	$2.88

(1)	Items presented at cash tax rates where applicable.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
($ in millions)	September 26, 2014	June 27, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Net Income (GAAP)	$82	$82	$96	$304	$421
Interest expense, net	50	49	32	192	117
Income tax expense	27	3	56	128	221
Depreciation and intangible asset amortization	273	258	245	1,040	942
Amortization of deferred subscriber acquisition costs	33	33	32	131	123
Amortization of deferred subscriber acquisition revenue	(40)	(37)	(36)	(151)	(135)
EBITDA	$425	$388	$425	$1,644	$1,689
EBITDA Margin	48.1%	45.7%	50.2%	48.2%	51.0%

Restructuring and other, net	2	9	(1)	17	(1)
Acquisition and integration costs	4	2	2	7	2
Radio conversion costs	17	18	—	44	—
Non-recurring separation costs	7	1	6	17	23
Separation related other expense (income)(1)	3	34	(1)	38	(23)
EBITDA before special items	$458	$452	$431	$1,767	$1,690
EBITDA Margin before special items	51.9%	53.2%	50.9%	51.8%	51.1%

Subscriber acquisition cost expenses net of related revenue	108	92	96	392	387
EBITDA before special items (pre-SAC)	$566	$544	$527	$2,159	$2,077
EBITDA Margin before special items (pre-SAC)	67.8%	68.2%	66.5%	67.3%	66.7%

Revenue (GAAP)	$883	$849	$846	$3,408	$3,309
Subscriber acquisition cost related revenue	(48)	(51)	(54)	(201)	(196)
Revenue (pre-SAC)	$835	$798	$792	$3,207	$3,113

EBITDA before special items	$458	$452	$431	$1,767	$1,690
Effect of Protectron on EBITDA before special items	(11)	—	—	(11)	—
EBITDA before special items excluding Protectron	$447	$452	$431	$1,756	$1,690

Revenue (GAAP)	$883	$849	$846	$3,408	$3,309
Effect of Protectron on revenue	(33)	—	—	(33)	—
Revenue excluding Protectron	$850	$849	$846	$3,375	$3,309
EBITDA Margin before special items excluding Protectron	52.6%	53.2%	50.9%	52.0%	51.1%

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
SSFCF Before Special Items

	For the Quarters Ended
($ in millions)	September 26, 2014	June 27, 2014	September 27, 2013
Last quarter, annualized EBITDA before special items (pre-SAC)	$2,264	$2,176	$2,108
SAC required to maintain recurring revenue(1)	(1,288)	(1,232)	(1,159)
Maintenance capital expenditures	(10)	(10)	(10)
SSFCF before special items	$966	$934	$939

(1)	SAC required to maintain recurring revenue is calculated as follows:

	For the Quarters Ended
($ in millions)	September 26, 2014	June 27, 2014	September 27, 2013
Last quarter average recurring revenue under contract for the period	$273	$262	$259
Trailing twelve month disconnects net of price escalation(2)	14.7%	14.6%	14.3%
Last quarter gross recurring revenue creation multiple(3)	32.1	32.2	31.3
SAC required to maintain recurring revenue	$1,288	$1,232	$1,159

(2)	Average trailing twelve month recurring revenue disconnected net of price escalations. Disconnects account for dealer chargebacks.

(3)	Gross creation cost includes amount held back from dealers for chargebacks.
FCF Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
($ in millions)	September 26, 2014	June 27, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Net cash provided by operating activities	$354	$408	$393	$1,519	$1,666
Dealer generated customer accounts and bulk account purchases	(164)	(137)	(127)	(526)	(555)
Subscriber system assets	(170)	(163)	(165)	(658)	(580)
Capital expenditures	(28)	(23)	(24)	(84)	(71)
FCF	$(8)	$85	$77	$251	$460
Restructuring and other, net	5	3	—	8	2
Acquisition and integration costs	5	1	—	7	—
Tax sharing costs	(9)	(19)	—	(40)	—
Radio conversion costs	15	14	—	35	—
Non-recurring separation costs including capital expenditures	9	14	14	43	45
Special cash tax payments (refunds)	37	—	—	37	—
FCF before special items	$54	$98	$91	$341	$507

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Leverage Ratio

	For the Twelve Months Ended
($ in millions)	September 26, 2014	September 27, 2013	September 28, 2012
Net Income (GAAP)	$304	$421	$394
Interest expense, net	192	117	92
Income tax expense	128	221	236
Depreciation and intangible asset amortization	1,040	942	871
Amortization of deferred subscriber acquisition costs	131	123	111
Amortization of deferred subscriber acquisition revenue	(151)	(135)	(120)
EBITDA	$1,644	$1,689	$1,584
Restructuring and other, net	17	(1)	4
Acquisition and integration costs	7	2	14
Radio conversion costs	44	—	—
Non-recurring separation costs	17	23	7
Separation related other income(1)	38	(23)	—
EBITDA before special items	$1,767	$1,690	$1,609
EBITDA Margin before special items	51.8%	51.1%	49.8%

Protectron adjustment to EBITDA before special items	54
Pro-forma EBITDA before special items	$1,821

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

($ in millions)	September 26, 2014	September 27, 2013	September 28, 2012
Current maturities of long-term debt	$4	$3	$2
Long-term debt	5,096	3,373	2,525
Total Debt	$5,100	$3,376	$2,527

Leverage Ratio(2)	2.9	2.0	1.6
Leverage Ratio including pro-forma Protectron(2)	2.8

(2)	Leverage ratio is defined as the ratio of debt to trailing twelve month EBITDA before special items or trailing twelve month EBITDA before special items including pro-forma Protectron.
Revenue at Constant Currency

	For the Quarters Ended		For the Twelve Months Ended
($ in millions)	September 26, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Recurring revenue as reported	$819	$777	$3,152	$3,041
Recurring revenue at constant currency (1)	$822	$777	$3,163	$3,041

Total revenue as reported	$883	$846	$3,408	$3,309
Total revenue at constant currency (1)	$886	$846	$3,420	$3,309

(1)	Constant currency revenue results are calculated by translating current period revenue in local currency using the prior comparable period's currency conversion rate.

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	September 26, 2014	September 27, 2013	Change
Recurring customer revenue (in millions)	$819	$777	5.4%
Other revenue (in millions)	64	69	(7.2)%
Total revenue (in millions)	$883	$846	4.4%

Ending number of customers (in thousands)(1) (2)	6,663	6,430	3.6%
Gross customer additions (in thousands)(2)	282	268	5.2%
Customer revenue attrition rate(3)	13.5%	13.9%	-40 bps
Customer unit attrition rate(4)	13.2%	13.3%	-10 bps
Average revenue per customer (dollars)(1) (2) (5)	$41.54	$40.80	1.8%

(1)
During the fourth quarter of fiscal year 2014, the Company acquired Reliance Protectron Inc., whose business practice is to exclude contract monitored accounts from its ending number of customers. In order to align business practices, the Company elected to exclude contract monitored accounts from the ending customer count starting in the fourth quarter of fiscal year 2014. As a result, historical ending number of customers and average revenue per customer have been adjusted.

(2)
During the first quarter of fiscal year 2014, the Company determined that a small number of customer upgrades in Canada were incorrectly reflected as customer additions in prior periods. As a result, historical ending number of customers, gross customer additions and average revenue per customer have been adjusted. This adjustment had no impact on our financial statements for any prior periods.

(3)
The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition, net of dealer charge-backs and re-sales, and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(4)
The attrition rate is a 52 week trailing ratio, the numerator of which is the trailing twelve month units canceled during the period due to attrition, net of dealer charge-backs and re-sales, and the denominator of which is the average of the customer base at the beginning of each month during the trailing twelve month period.

(5)
Average revenue per customer measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.